Exhibit 99.1

Investor Contact: Jeremy Friedman

Executive Vice President and Chief Financial Officer

978 570 6900

Jeremy.friedman@accellent.com

FOR IMMEDIATE RELEASE

Accellent Announces Sale of its Pittsburgh Facility

Wilmington, MA (May 4, 2012) - Accellent Inc. (“Accellent” or the Company”), a wholly-owned subsidiary of Accellent Holdings Corp., has entered into an agreement to sell its facility located just outside of Pittsburgh in Houston, Pennsylvania (the “Facility”) to The Perryman Company (“Perryman”), also headquartered in Houston, Pennsylvania. Substantially all of the Facility’s employees will become employees of Perryman effective upon completion of the sale, which is expected to be completed during the second quarter of 2012.

Donald Spence, President and CEO of Accellent, stated “This sale allows Accellent to better focus on its core medical device markets and provides a great future for our employees in Pittsburgh. Perryman is an international company with existing relationships with many of the Facility’s customers.”

“This acquisition is consistent with Perryman’s strategy to leverage our full integration position and continue to deliver value for our medical customers,” added Frank Perryman, President and CEO of Perryman.

About Accellent

Accellent provides fully integrated outsourced manufacturing and engineering services to the medical device industry primarily in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in precision component fabrication, finished device assembly, complete supply chain management capabilities and engineering services. These capabilities enhance customers’ speed to market and return on investment by enabling them to refocus internal resources more efficiently. For more information, please visit www.accellent.com.

About Perryman

The Perryman Company, founded in 1988, is headquartered in Houston, Pennsylvania. Company offices are located in Philadelphia, Los Angeles, London, Zurich, Tokyo and Xi’an. Perryman is an integrated titanium producer from melting of ingot to finished products. The company’s product portfolio includes ingot, bar, coil, fine wire, net shapes and hot rolled products. A titanium global leader, Perryman supplies and services customers in the aerospace, medical, consumer, industrial and recreation markets worldwide. For more information, please visit www.perrymanco.com

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Form 10-K for the year ended December 31, 2011 filed with the Securities an Exchange Commission on March 29, 2012. All forward looking statements are expressly qualified in their entirety by such risk factors.